Exhibit 10.1
Allonge #4

ALLONGE #4
($1,000,000 NOTE)

This Allonge #4 is hereby attached to and made a part of the Secured Promissory Note dated September 30, 2005, as amended by that certain Allonge dated October 14, 2005, that certain Allonge #2 dated October 21, 2005, and that certain Allonge #3 dated November 3, 2005 (the “Note”), executed by Winwin Gaming, Inc., a Delaware corporation (“Borrower”) in the original principal amount of $1,000,000 in favor of Solidus Networks, Inc., a Delaware corporation (“Lender”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Note.

1. Section 1 of the Note is hereby amended by deleting “November 13, 2005” in the second line thereof and substituting therefor “December 1, 2005.”

2. Borrower hereby ratifies and reaffirms the validity and enforceability of all of the liens and security interest heretofore granted pursuant to the Security Agreement, as collateral security for the Second Obligations (as defined in the Security Agreement), and acknowledges that all of such liens and security interests, and all Collateral heretofore pledged as security for the Secured Obligations, continues to be and remains Collateral for the Secured Obligations from and after the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Allonge #4 to be executed and delivered by their duly authorized officers on November 14, 2005.

Solidus Networks, Inc.

By:	/s/ S.L. Zelinger
Name:	S.L. Zelinger
Title:	General Counsel

Winwin Gaming, Inc.

By:	/s/ Mark M. Galvin
Name:	Mark M. Galvin
Title:	Chief Operating Officer